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Exhibit 99.1

For Immediate Release January 29, 2003 2003-02	For Investor Inquires, contact: Thomas K. Peck 317/808-6168
For Media Inquires, contact: Donna M. Hovey 317/808-6137

Duke Realty Announces Fourth Quarter Earnings

CEO Transition Plan Announced

Common and Preferred Stock Dividends Also Announced

        Indianapolis—Duke Realty Corporation (DRE/NYSE) reported today that diluted funds from operations ("FFO") were $92.3 million for the fourth quarter of 2002 versus $98.8 million for the same period in 2001. On a per share basis, fourth quarter FFO decreased 6.4 percent to $0.59 compared to $0.63 for the fourth quarter of 2001. For the year ended December 31, 2002, FFO was $2.48 per share compared to $2.62 per share in 2001, a decrease of 5.3 percent. FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

        Net income available for common shareholders for the fourth quarter of 2002 was $28.3 million on revenues of $188.0 million, compared to $44.4 million on revenues of $190.0 million for the fourth quarter last year. On a per share basis, fourth quarter net income available for common shareholders was $0.21 per share compared with $0.34 per share for the fourth quarter of 2001, a 38.2 percent decrease. For all of 2002, net income available for common shareholders was $1.19 per share, compared with $1.75 per share in 2001, a 32.0 percent decrease. Approximately $0.29 per share of the decline in Duke's 2002 net income is attributable to $40.6 million of net gains on sales of depreciable property in 2001 compared to a $3.4 million net loss on such sales in 2002. Included in the $3.4 million net loss on sale of depreciable property in 2002 is a $9.4 million valuation allowance recorded in the fourth quarter for six of Duke's 910 in-service properties determined to have a permanent impairment of their book value. All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

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        Additionally, the Company's Board of Directors declared a quarterly dividend of $.455 per common share, or $1.82 per share on an annualized basis. The dividend is payable on February 28, 2003 to common shareholders of record on February 14, 2003.

        The Board also declared today the following dividends on the Company's outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	March 17, 2003	March 31, 2003
Series D	DREPRD	$.46094	March 17, 2003	March 31, 2003
Series E	DREPRE	$.51563	March 17, 2003	March 31, 2003
Series I	DREPRI	$.52813	March 17, 2003	March 31, 2003

        Commenting on Duke's performance, Thomas L. Hefner, Chairman and Chief Executive Officer, stated,

  "Although we are still concerned about the strength of the economy, the fourth quarter provided more evidence that the declining fundamentals that we experienced in the past two years may finally have bottomed out, setting the stage for resumed earnings growth beginning late 2003 and into 2004. Specifically, as we reported two weeks ago, development starts, acquisitions, and third-party constructions starts steadily improved throughout 2002. Also, while occupancy has yet to improve, we signed 6.6 million square feet of new leases and renewals during the fourth quarter and 22.1 million square feet for all of 2002. This compares to 18.7 million square feet in 2001. Building on this momentum and driving occupancy higher is clearly our highest priority in 2003."

        Property information at December 31, 2002 was as follows:

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  The Company's 890 stabilized in-service properties totaling 102 million square feet were 88.6 percent leased.

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  The Company's value creation pipeline at year-end 2002 totaled $336 million, including $142 million of developments with an expected stabilized return of 10.4 percent that Duke plans to own indefinitely after completion; $80 million of developments with an expected stabilized return of 10.8 percent that the Company plans to sell within approximately one year of completion; and an $114 million backlog of third-party construction volume with an 11.1 percent pre-tax profit margin.

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  Including projects under development, the Company's total portfolio at the end of the fourth quarter consisted of 927 properties totaling more than 108 million square feet that were 86.8 percent leased.

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        The Company also disclosed the following information for the fourth quarter of 2002:

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  In the fourth quarter, Duke renewed 71 percent of leases up for renewal, totaling 2.3 million square feet, on which it attained a 1.3 percent growth in net effective rents. For the year, the Company renewed 8.7 million square feet, or 72 percent of leases up for renewal, with an average increase in net effective rents of 3.3 percent.

  •
  Same property net operating income decreased 2.0 percent for the fourth quarter and increased 0.3 percent for all of 2002.

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  In 2002, the Company sold $252 million of properties at an average capitalization rate of 9.2 percent including $211 million from its held-for-sale portfolio. No dispositions occurred in the fourth quarter.

  •
  Duke's interest and fixed-charge coverage ratios in the fourth quarter were 4.0 and 3.0, respectively, and its debt-to-total market capitalization ratio was 32.7 percent at December 31, 2002.

        Duke also announced today that its Board of Directors, along with Senior Management, is actively involved in succession planning for the leadership of the Company. Tom Hefner will relinquish his role as Chief Executive Officer by April 30, 2004. He will then retire as Chairman of the Board of Directors by April 30, 2005. Consistent with Tom's transition, the following organizational changes are effective immediately:

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  Gary Burk will become a Vice Chairman of the Board of Directors and will retain his position as Executive Vice President and President of Duke Construction.

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  Gene Zink will also become a Vice Chairman of the Board of Directors and will retain his position as Executive Vice President and Chief Financial Officer.

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  Denny Oklak will become President and Chief Operating Officer and will continue his duties overseeing the income side of the Company's business.

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  Howard Feinsand is resigning his position on the Board of Directors to allow Gary to join the Board and not increase the number of Affiliated Directors. Howard will continue in his role as Executive Vice President and General Counsel.

        Commenting on this transition plan, Bill Cavanaugh, Chairman of the Company's Governance Committee and its Lead Director, said:

  "Duke has long been at the forefront of good Corporate Governance. This transition plan is the result of thoughtful discussions among Senior Management and the Board of Directors. Tom, Gene and Gary have all been with Duke for nearly 25 years. This evolving transition plan will insure that the Duke Management Team continues to be one of the strongest in the industry for the next 25 years and beyond."

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        When used in this press release, the word "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke's Form 8-K Report as filed with the Securities and Exchange Commission on December 6, 2001 for additional information concerning these risks.

        Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States and a member of the Forbes Super 500. Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from more than 4,000 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt. Duke owns interests in more than 108 million square feet of properties, has approximately 1,050 employees and owns or controls approximately 3,800 acres of undeveloped land that can support approximately 59 million square feet of future development. Visit Duke on the web at www.dukerealty.com.

        A copy of the Company's December 31, 2002 supplemental information fact book will be available after 7:00 p.m. EST today in the Investor Information section of the Company's web site at www.dukerealty.com. Duke is also hosting a conference call tomorrow at 2:30 p.m. EST to discuss its fourth quarter operating results. All investors are invited to listen to this call, which can be accessed through the Company's web site at www.dukerealty.com.

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Financial Highlights
(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2002	2001	2002	2001
Operating Results
Revenues	$187,969	$190,023	$780,071	$795,198
Earnings from rental operations	50,011	63,367	219,076	254,103
Earnings from service operations	3,671	4,760	30,270	35,115
Net income for common shareholders—Basic	28,294	44,420	161,272	229,967
Net income for common shareholders—Diluted	31,328	50,130	179,840	265,853
Funds from operations—Basic	80,888	84,520	337,651	346,747
Funds from operations—Diluted	92,259	98,822	388,357	408,361
Per Share:
Funds from operations—Basic	$0.60	$0.65	$2.52	$2.67
Funds from operations—Diluted	$0.59	$0.63	$2.48	$2.62
Net income—common shareholders—Basic	$0.21	$0.34	$1.20	$1.77
Net income—common shareholders—Diluted	$0.21	$0.34	$1.19	$1.75
Dividend payout ratio of funds from operations	77.1%	71.4%	73.2%	67.9%
Weighted average shares outstanding
Basic—Net income and Funds from operations	134,935	130,970	133,981	129,660
Diluted—Net income	150,692	149,842	150,839	151,710
Diluted—Funds from operations	155,700	156,296	156,854	156,075
	December 31 2002	December 31 2001
Balance Sheet Data
Net real estate investments	$4,702,788	$4,703,746
Total assets	5,348,823	5,330,033
Total debt	2,106,285	1,814,856
Shareholders' equity	2,616,180	2,785,009
Common shares outstanding at end of period	135,007	131,416

Reconciliation of Net Income to Funds From Operations
(in thousands, except per share data)

	Three Months Ended December 31,
	2002			2001
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$28,294	134,935	$0.21	$44,420	130,970	$0.34
Add back:
Minority interest in earnings of unitholders	3,034	14,949		5,710	17,319
Other common stock equivalents		808			1,553
Fully Diluted Net Income	31,328	150,692	$0.21	50,130	149,842	$0.34
Adjustments:
Depreciation and Amortization	44,735			41,182
Company Share of Joint Venture Depreciation and amortization	4,375			4,258
(Earnings) loss from depreciable property sales	9,358			87
Dilutive effect of Convertible Preferred D Shares	2,463	5,008		2,465	5,009
Dilutive effect of Convertible Preferred G Units	0	0		700	1,445

Fully Diluted Funds From Operations	$92,259	155,700	$0.59	$98,822	156,296	$0.63

	Year Ended December 31,
	2002			2001
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$161,272	133,981	$1.20	$229,967	129,660	$1.77
Add back:
Minority interest in earnings of unitholders	18,568	15,442		32,463	18,301
Joint venture partner convertible ownership (1)				3,423	2,092
Other common stock equivalents		1,416			1,657
Fully Diluted Net Income	179,840	150,839	$1.19	265,853	151,710	$1.75
Adjustments:
Depreciation and Amortization	175,621			159,714
Company Share of Joint Venture Depreciation and amortization	17,657			14,177
(Earnings) loss from depreciable property sales	3,430			(40,628)
Joint venture partner convertible ownership (1)				(3,423)	(2,092)
Dilutive effect of Convertible Preferred D Shares	9,856	5,008		9,866	5,012
Dilutive effect of Convertible Preferred G Units	1,953	1,007		2,802	1,445

Fully Diluted Funds From Operations	$388,357	156,854	$2.48	$408,361	156,075	$2.62

(1)
A joint venture partner has the option to convert a portion of its ownership to Duke common shares. The effect of this option was dilutive for EPS for the year ended December 31, 2001, but was not dilutive for FFO purposes.

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  Exhibit 99.1